Exhibit 15.5
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
May 16, 2008
Petróleo Brasileiro S.A.
Av. Republica do Chile 65/1702
Rio do Janeiro
Brazil 20031-912
Ladies and Gentlemen:
We hereby consent to the references to DeGolyer and MacNaughton as set forth under the heading “Experts” in the Registration Statement on Form F-3, Registration No. 333-139459, of Petróleo Brasileiro S.A.–Petrobras and Petrobras International Finance Company (together, the “Registrants”) and to the incorporation by reference of the other references to DeGolyer and MacNaughton under the headings “Presentation of Information Concerning Reserves,” “Item 4 – Information on the Company – Overview of the Group,” and Item 19 – “Exhibits” in the Annual Report of the Registrants on Form 20-F for the year ended December 31, 2007.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON